SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)          October 21, 2003

FSI International, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	0-17276	41-1223238

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3455 Lyman Boulevard Chaska, Minnesota	55318

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code          (952) 448-5440

Item 5. Other Events

     On October 21, 2003, FSI International, Inc. (the “Company”) issued a press release, a copy of which is attached as an exhibit to this report. The Company and its subsidiaries’ unaudited consolidated statements of operations for the fourth quarters ended August 30, 2003 and August 31, 2002 and for the fiscal years ended August 30, 2003 and August 31, 2002, unaudited consolidated balance sheets as of August 30, 2003 and August 31, 2002, and unaudited miscellaneous financial information for the fiscal years ended August 30, 2003 and August 31, 2002 (collectively, the “Unaudited Financial Statements”) contained in the press release are incorporated herein by reference.

Item 7. Financial Statements and Exhibits

     (c) Exhibits

99	Press release dated October 21, 2003

Item 12. Results of Operations and Financial Condition

     On October 21, 2003, the Company issued a press release announcing its financial results for fiscal 2003 and the fourth quarter ended August 30, 2003. A copy of the press release is attached as an exhibit to this report and is incorporated herein by reference. The press release, other than the Unaudited Financial Statements which are being filed with this report, is being furnished pursuant to this Item 12.

     The following information is also being furnished pursuant to this Item 12:

     On October 21, 2003, the Company discussed in a web-cast conference call the following:

•	The Company’s top five customers represented 59 percent of its total sales in fiscal 2003 and 53 percent of its total sales in fiscal 2002.

•	The Company’s fourth quarter fiscal 2003 gross margin of 59.4 percent was impacted by a $3.0 million reduction in cost of sales. This reduction was primarily due to a decrease in the Company’s Polaris® Systems and Services (“PSS”) inventory reserve due to the Company’s ability to fulfill unanticipated spare parts and upgrade orders with inventory that was previously written down to zero value, the Company’s ability to reduce certain open purchase order commitments and the reduction in inventory buyback requirements.

•	The Company’s surface conditioning sales were $60 million in fiscal 2003 as compared to $82 million in fiscal 2002.

•	The Company’s PSS sales in fiscal 2003 were $29 million as compared to $61 million in fiscal 2002.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

FSI INTERNATIONAL, INC.

By /s/ Patricia M. Hollister

Patricia M. Hollister Chief Financial Officer
Date: October 23, 2003

Exhibit Index

Exhibit	Description

99	Press release dated October 21, 2003